Exhibit 10.6

December 10, 2007

Mr. John Edmunds

Re: Offer of Employment

Dear John,

On behalf of Inphi Corporation (“Inphi” or the “Company”), we are pleased to offer you full-time employment as CFO in our Westlake Village and Sunnyvale, CA facilities reporting to the CEO, subject to the following terms and conditions.

Cash Compensation/Benefits

Your starting base salary annualized will be $250,000 per year paid on a bi-monthly payroll schedule

In addition, you will be eligible for Inphi standard benefits including health, dental, vision, life insurance, vacation and sick leave with an optional 401(k) plan.

Commuting Allowance and Relocation

Inphi will provide housing and commuting allowance of $2,000.00 per month. Should you or the company decide that relocation to Westlake Village is required to effectively perform in your role, you will receive a relocation allowance not to exceed $25,000 upon relocation.

Equity

Contingent on approval by the Company’s Board of Directors, you will receive an incentive stock option package consisting of options to purchase shares of the Company’s Common Stock equivalent to 0.9% of common shares subject to Board of Directors approval. The grant date and option price will be established on the date the Board of Directors grants the options to you pursuant to the Company’s Stock Option/Stock Issuance Plan (the “Plan”). Provided you

Inphi Corporation 2393 Townsgate Road, #101 Westlake Village, CA (v) 805.446.5100 (f) 805.446.5191

remain in the service of the Company (as defined in the Plan), the option will vest four year period with one-fourth (25%) of the shares vesting on the date that is one year after the commencement of your service as an employee of the Company and the remaining shares vesting in a series of 36 equal monthly installments upon your completion of each month of service thereafter. Any shares purchased pursuant to the option will be subject to a right of first refusal in favor of the Company, and any shares that you decide to purchase before you become vested in the underlying option shall be subject to repurchase by the Company if your employment with the company terminates. All of the terms discussed above are described in, and your option shall be governed by the provisions of, the Stock Option/Stock Issuance Plan and the related documentation that you will receive.

Subject to the approval of the Board of Directors, 50% of your unvested shares will be accelerated following your termination after a corporate transaction in a form substantially similar to the form attached to this letter.

“At Will” Employment

Employment with the Company is “at-will”. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and by the Company’s Chairman of the Board of Directors.

Full-time Services to The Company

The Company requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by the Company.

Confidential Information

Inphi was formed on the principles of working hard, doing things the right way and treating each project and customer as the top priority. We expect the highest quality and level of personal commitment from each employee. We are hiring people with the right skills and qualifications, not based upon any specific knowledge you may have obtained about potential products, clients or industries. For that reason, if you signed a confidentiality agreement with a previous employer, you should read it and honor it. Inphi does not permit the use of trade secret information belonging to others or the violation of any agreements to keep information confidential. You must also sign a confidentiality and proprietary information agreement at the start of your employment with Inphi.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•

As required by law, your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America no later than the third day after you commence working for the Company.

•	Your signed agreement to, and ongoing compliance with, the terms of the enclosed Proprietary Information and Inventions Agreement without modification.

•

Your return of the enclosed copy of this letter, after being signed by you without modification, to the undersigned no later than December 21, 2007, after which time offer will expire. By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company, as its employee. If you accept employment, you may not either bring onto Company premises or use in any manner any confidential or proprietary information developed, used or disclosed to you while you were employed by some other company or entity.

Entire Agreement

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the initial terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superceded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by Human Resources.

We look forward to you accepting this offer and a mutually rewarding relationship. As with all-important decisions, you should make a decision concerning this offer based on your own independent investigation and judgment concerning the Company and its future prospects.

If you accept this offer, please date and sign below, on the enclosed copy of this letter and return it to me no later than December 21, 2007. You will be provided with an original copy for you to retain in your records. You should bring your INS Form 1-9 required identification, and proof of authorization to work with you on your first day of employment.

Your starting date will be on or before January 14, 2008 per our discussions.

If you have any questions regarding this offer letter, please feel free to me directly at 805-807-8199.

Sincerely,

Young Sohn

CEO, Inphi Corporation

I accept the above offer, and request to begin employment on or prior to January 14, 2008 per our discussion.

Dated: December 10, 2007	/s/ John Edwards
Signature

ADDENDUM

TO

STOCK ISSUANCE AGREEMENT

The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Issuance Agreement (the “Issuance Agreement”) by and between INPHI Corporation (the “Corporation”) and John Edmunds (“Participant”) evidencing the shares of Common Stock purchased on this date by Participant under the Corporation’s 2000 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Issuance Agreement.

INVOLUNTARY TERMINATION FOLLOWING

CORPORATE TRANSACTION

1. To the extent the Repurchase Right is assigned to the successor corporation (or parent thereof) in connection with a Corporate Transaction, no accelerated vesting of the Purchased Shares shall occur upon such Corporate Transaction, and the Repurchase Right shall continue to remain in full force and effect in accordance with the provisions of the Issuance Agreement. Participant shall, over his or her period of Service following the Corporate Transaction, continue to vest in the Purchased Shares in one or more installments in accordance with the provisions of the Issuance Agreement. However, upon an Involuntary Termination of Participant’s Service within eighteen (18) months following the Corporate Transaction, the Repurchase Right shall terminate automatically, and all the Purchased Shares shall immediately vest in full at that time. Any unvested escrow account maintained on Participant’s behalf pursuant to Paragraph D.5 of the Issuance Agreement shall also vest at the time of such Involuntary Termination and shall be paid to Participant promptly thereafter.

2. For purposes of this Addendum, the following definitions shall be in effect:

An Involuntary Termination shall mean the termination of Participant’s Service by reason of:

(a) Participant’s involuntary dismissal or discharge by the Corporation for reasons other than for Misconduct, or

(b) Participant’s voluntary resignation following (A) a change in his or her position with the Corporation (or Parent or Subsidiary employing Participant) which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in Participant’s level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based incentive programs) by more than fifteen percent (15%) or (C) a relocation of Participant’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Participant’s consent.

Misconduct shall mean the termination of Participant’s Service by reason or Participant’s commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure by Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of the Participant or any other individual in the Service of the Corporation (or any Parent or Subsidiary).

IN WITNESS WHEREOF, INPHI Corporation has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.

INPHI CORPORATION

By:

Title:

EFFECTIVE DATE:                     ,

2.

June 7, 2010

Mr. John Edmunds

Re: Clarification to Offer Letter

Dear John,

This letter will serve to clarify that, effective as of your first day of employment with Inphi Corporation, the payments provided to you under “Commuting Allowance and Relocation” in your offer letter dated December 10, 2007 are solely for the reimbursement of expenses incurred by you in connection with commuting between Inphi’s Westlake Village and Sunnyvale, CA facilities.

If you have any questions, please feel free to contact me directly.

Sincerely,

/s/ Young Sohn
Young Sohn
CEO, Inphi Corporation

I acknowledge the above clarification to my offer letter dated December 10, 2007.

Dated: June 7, 2010	/s/ John Edmunds
Signature

lnphi Corporation 2393 Townsgate Road, #101 Westlake Village, CA (v) 805.446.5100 (f) 805.446.5191